Rather than receiving interim financial statements by mail, shareholders may choose to access these reports at www.dundeebancorp.com. Under securities regulations, holders may elect annually to receive interim financial statements by mail by completing and returning this card.	Plutot que de recevoir les etats financiers interimaires par la poste, les actionnaires peuvent choisir d'avoir acces a ces documents a www.dundeebancorp.com. En vertu de la reglementation sur les valeurs mobilieres, les porteurs peuvent choisir chaque annee de recevoir les etats financiers interimaires par la poste, en remplissant cette carte et en la retournant.

Please place my name on your interim financial statements mailing list. / Veuillez ajouter mon nom a la liste d'envoi de vos etats financiers interimaires.

      Name / Nom

       Apt. / App. Street Number / Numero civique Street Name / Rue

       City / Ville                                                                                                                                                                                             Prov. / State              Postal Code / Code postal / Zip Code

Computershare Trust Company of Canada	Societe de fiducie Computershare du Canada
100 University Ave. 9th Floor	100 University Ave. 9[e] etage
Toronto ON M5J 2Y1	Toronto ON M5J 2Y1